Exhibit 10.1

                                LICENSE AGREEMENT

     This LICENSE AGREEMENT (this "Agreement") is entered into and made effective as of the __6th___ day of ______April_______, 2006, by and between SCHIMATIC CASH TRANSACTIONS NETWORK.COM INC. d/b/a SMART CHIP TECHNOLOGIES, a Florida corporation ("SCTN"), and PHOENIX TECHNOLOGY HOLDING INCORPORATED, a TCI company ("Phoenix").

                                    RECITALS

     WHEREAS, SCTN has developed and is the sole and exclusive owner of certain technologies related to incentive rewards, including intellectual property rights, patents, software, business processes, copyrights, trademarks, and services associated with the technologies, (the "Technology");

     WHEREAS, SCTN has the power and authority to grant the right, privilege, and license to use, reproduce, manufacture, distribute, sell, and otherwise commercially exploit the Technology;

     WHEREAS, SCTN is not current on filings with the United States Securities and Exchange Commission (the "SEC");

     WHEREAS, SCTN has an authorized share limit of 200,000,000 shares and has over 300,000,000 committed shares;

     WHEREAS, SCTN has debt of approximately One Million Dollars ($1,000,000) to the United States Internal Revenue Service (the "IRS") for unpaid taxes;

     WHEREAS, SCTN has debt of approximately Four Million Five Hundred Thousand Dollars ($4,500,000) to Airos Group for development services rendered to make the Technology commercially deployable;

     WHEREAS, SCTN has debt of approximately Four Million Dollars ($4,000,000) to secure note holders for monies the note holders have invested in SCTN;

     WHEREAS, SCTN has debt of approximately Five Hundred Thousand Dollars ($500,000) to SCTN ex-employees for accrued salaries and expenses;

     WHEREAS, SCTN has debt of approximately Two Million Five Hundred Thousand Dollars ($2,500,000) for SCTN ex-officers past debts, severance and other issues;

     WHEREAS, SCTN has debt of approximately One Million Dollars ($1,000,000) owed to IBM for development of the Kid's Card program which commercially failed;

     WHEREAS, SCTN has debt of approximately Five Hundred Thousand Dollars ($500,000) to Kruse Landa Maycock & Ricks, LLC for legal services;

     WHEREAS, SCTN has debt of approximately One Million Dollars ($1,000,000) for other services related to SCTN operations;

     WHEREAS, SCTN has experienced significant dilution caused by its outstanding debt;

     WHEREAS, SCTN has significant conversion rights caused by its outstanding debt;

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     WHEREAS, SCTN has deployed the Technology;

     WHEREAS, SCTN has only received trace revenues for the Technology until the signing of this Agreement;

     WHEREAS, SCTN is unable to raise significant capital externally;

     WHEREAS, hosting costs for the SCTN system are approximately Twenty Thousand Dollars ($20,000) per month;

     WHEREAS, development fees for the SCTN system have been approximately Twenty Thousand Dollars ($20,000) to Two Hundred Thousand Dollars ($200,000) per month during the past 12 months;

     WHEREAS, SCTN has due diligence issues with potential clients;

     WHEREAS, SCTN does not currently have the funds to maintain the intellectual property escrow;

     WHEREAS, SCTN is currently engaged in several lawsuits;

     WHEREAS, SCTN has been technically insolvent for over three (3) years;

     WHEREAS, through interest on its debt, Airos Group would likely have Fifty One Percent (51%) control of SCTN in 2007;

     WHEREAS, SCTN has potential liabilities that are currently unknown to the SCTN Board of Directors, including liabilities from IC One and SCTN;

     WHEREAS, SCTN cannot afford to pay for director's liability insurance;

     WHEREAS, Miki Radivojsa, Bernard McHale, and David Simon are officers of SCTN;

     WHEREAS, Miki Radivojsa, Bernard McHale, and David Simon may have a direct or indirect interest in Phoenix or Phoenix licensees including officer status, employment status, and shareholder status;

     WHEREAS, SCTN has been primarily funded by Bernard McHale, Miki Radivojsa, David Simon and Airos Group in the last several years

     WHEREAS, SCTN is being primarily funded by Bernard McHale, Miki Radivojsa, and Airos Group at the time of entering into this Agreement;

     WHEREAS, Phoenix desires to obtain an exclusive license to use, reproduce, manufacture, distribute, sell, and otherwise commercially exploit the Technology; and

     WHEREAS, SCTN agrees to license the Technology to Phoenix, and Phoenix agrees to license the Technology from SCTN, on the terms and conditions listed below.

     NOW, THEREFORE, in consideration of the premises, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

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                                    AGREEMENT

     1. License. The above recitals are hereby incorporated by reference. Subject to the terms of this Agreement, SCTN grants to Phoenix an exclusive license to use and commercially exploit the Technology. Phoenix shall have the right under this Agreement to sub-license the Technology to third-parties, subject to the terms of this Agreement.

     2. Obligations of SCTN. SCTN agrees to perform the following obligations under the terms of this Agreement:

     a. SCTN will maintain its corporate status, and pay any and all costs related to the administration of its governance and business.

     b. SCTN will provide use and access to Phoenix of all SCTN trademarks, trade names, and logos to utilize in conjunction with the license granted under this Agreement.

     c. SCTN will, to the extent necessary, assist in facilitating any sub-licensing of the Technology by Phoenix to third-parties.

     d. SCTN will be responsible for any and all interest accrued on any new debt incurred under this Agreement, excluding any existing SCTN debt assumed by Phoenix under this Agreement.

     e. Upon entering this Agreement, SCTN will transfer to Phoenix the names and contact information of any potential customers that SCTN is currently in negotiations with, or has previously been in negotiations with, concerning the licensing of the Technology.

     3. Obligations of Phoenix. In addition to the fees and other obligations imposed upon Phoenix under the terms of this Agreement, Phoenix agrees to perform the following obligations:

     a. Phoenix will completely fund its own costs of the use, reproduction, manufacture, distribution, sales, and any other commercial exploitation of the Technology.

     b. Upon entering into this Agreement, Phoenix will assume a certain portion of the SCTN debt consisting of Airos invoiced debt, SCTN note holder debt, SCTN accrued salary debt, as well as any other debt that will be mutually agreed to by the Parties in writing.

     c. Phoenix will waive any debt assumed under this Agreement after generation and payment of fees to SCTN in excess of Ten Million Dollars.

     4. Ownership of the Intellectual Property. Phoenix acknowledges that SCTN is the owner of the Technology, including all subsequent enhancements, alterations, changes and/or modifications to the Technology, whether made by SCTN or Phoenix. In order to clearly define ownership in any development project, SCTN and Phoenix will agree which changes are owned by SCTN and which changes are to be owned by Phoenix .If the parties do not agree then any modifications not specifically commissioned and paid for by SCTN will belong to Phoenix. . ,..Also, there may be other technologies and products that have no relationship to the core SCTN technology and Phoenix will hold and maintain sole ownership of these technologies and these products. Except as prohibited by law,

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Phoenix agrees that it will do nothing inconsistent with such ownership either during the term of this Agreement or afterwards. Phoenix acknowledges that the Technology is valid under the applicable law and that its use and commercial exploitation of the Technology will not create any right, title or interest in the Intellectual Property in Phoenix. SCTN acknowledges that Phoenix will remain the exclusive licensor of the Technology, so long as Phoenix meets the requirements under Section 7 of this Agreement. The Parties agree to cooperate and assist one another in complying with any formalities of local laws, such as license recordation. In the event that SCTN elects or is forced to enter into chapter seven (7) or chapter eleven (11) bankruptcy proceedings, the ownership of the Intellectual Property will transfer to Phoenix.

     5. Indemnification and Limitation on Liability. SCTN and Phoenix agree to mutually defend, indemnify and hold each other harmless from any claims from their respective intellectual property. Intellectual property infringements and costs are to be attributed to the infringer's of the intellectual property based on any use or commercial exploitation of the Technology. THE ABOVE LIMITATIONS OR EXCLUSIONS MAY NOT BE ALLOWED BY ALL JURISDICTIONS.

     6. Revenue Fees. In payment for the license granted under this Agreement, on a quarterly basis Phoenix shall pay to SCTN the following percentages from the following streams related to the Technology (the "Quarterly Payment"):

     a.   Sub-Licensing of the Technology: ten percent (10%);

     b. Professional Services (including Core Development, Customization, Hosting, and Helpdesk): five percent (5%);

     c.   Transactions: twenty percent (20%);

     d. Licensing/Sub-Licensing of Regional Operating Companies formed by Phoenix for Phoenix benefit only: zero percent (0%).

Other fees and percentages based on revenue streams from the Technology outside the above-defined revenue streams will be agreed to in writing by the Parties on an as needed basis.

The Quarterly Fee shall be paid to SCTN within thirty (30) days after the close of each quarter, so long as the Agreement remains in effect. The Quarterly Payment shall be paid on such terms, including the place(s) of such payment(s), as required by SCTN in its sole and absolute discretion. The Quarterly Payment may be increased or decreased by mutual written agreement of the Parties at any time.

In the event that equity is paid to Phoenix through a joint venture or other commercial vehicle by a third-party for the licensing/sub-licensing of a Regional Operating Company, SCTN will not receive any of the equity paid by such third-party.

     7. Exclusive License. This Agreement shall remain an exclusive license to Phoenix subject to the following performance requirements for Phoenix:

     a. Fees paid to SCTN under this Agreement for the first year from the date of entering into this Agreement to meet or exceed Two Hundred Thousand Dollars ($200,000);

     b. Fees paid to SCTN under this Agreement for the second year after the date of entering into this Agreement to meet or exceed Four Hundred Thousand Dollars ($400,000);

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     c.   Fees paid to SCTN under this Agreement after the second year and for each subsequent year to equal the lesser of:

          (1)  Ten Million Dollars ($10,000,000); or,

          (2)  An increase of 100% from the previous year's performance.

In the event that Phoenix fails to meet the performance requirements under the terms of this Agreement, SCTN shall be allowed to enter into non-exclusive licensing agreements with third-parties. In the event Phoenix does not retain exclusive license to the Technology under this Agreement, and prior to meeting the conditions to forgive said debt as described in Section 3(c) above, Phoenix's forgiveness of SCTN debt under Section 3 of this Agreement shall be revoked and all sums due will become immediately due and payable without benefit of discussion and set off.

     8. Escrow. Phoenix agrees to keep and maintain a current copy of the source code including the code and procedures to build an executable system in escrow at the cost of SCTN. SCTN has the right to verify that the system is complete, accurate and buildable at SCTN's expense. If the system is found to not be complete or accurate or buildable, Phoenix will correct any issues at Phoenix's expense.

     9. Loans by Phoenix to SCTN. Upon request by SCTN, Phoenix, in its sole discretion, may elect to loan monies to SCTN at the rate of one percent (1%) per month compounded monthly until paid in full by SCTN, with payment terms acceptable to SCTN. In the event monies are loaned to SCTN by Phoenix under this Agreement, such debt shall have priority over all other SCTN debt, excluding IRS debt, and payments on any such loan shall be deducted from the Quarterly Payments due by Phoenix under this Agreement, prior to any monies being paid or transferred to SCTN under this Agreement or any other agreement entered into by the Parties. Should monies be loaned or transferred to SCTN by Phoenix for purposes of payment of IRS taxes, then such monies shall be deducted from the Quarterly Payments due by Phoenix under this Agreement, prior to any monies being paid or transferred to SCTN under this Agreement or any other agreement entered into by the Parties.

     10. Term and Termination. The term of this Agreement shall commence as of the effective date hereof and shall remain in effect unless earlier terminated in accordance with this Section. At any time more than one (1) year after the effective date of this Agreement, Phoenix may terminate this Agreement by giving SCTN sixty (60) days' written notice of termination. Upon any such termination by Phoenix, Phoenix shall immediately cease any and all use of the Technology, return any and all SCTN property in its possession, including software and source code, and fulfill any remaining obligations to SCTN under the terms of this Agreement. Upon thirty (30) days' prior written notice, SCTN may terminate Phoenix's right to use the Technology where such continued use is prohibited in any respect by the action of any judicial, administrative or like authority, or as a result of an agreement with a third party to settle a dispute relating to Technology or in any country or jurisdiction in which SCTN determines that the continued use of the Technology in such country or jurisdiction may impose substantial potential liability on SCTN or seriously threaten SCTN's ownership of the Technology. In the event Phoenix fails to maintain exclusivity of the license under Section 7 of this Agreement, SCTN may terminate this Agreement by giving Phoenix sixty (60) days' written notice of termination. In the event this Agreement is terminated for any reason other than (1) by Phoenix under Section 9 of this Agreement, or (2) pursuant to Phoenix's failure to maintain exclusivity of the license under Section 7 of this Agreement, or (3) pursuant to any breach of this agreement by Phoenix, SCTN shall be required to pay to Phoenix the following termination fee:

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     a.   If terminated anytime within the first year of the Agreement, an amount equal to three (3) times the debt defined in Section 3(b);

     b. If terminated anytime within the second year of the Agreement, an amount equal to four (4) times the debt defined in Section 3(b);

     c. If terminated anytime within the third year of the Agreement, an amount equal to five (5) times the debt defined in Section 3(b); or

     d. If terminated anytime after the third year of the Agreement, an amount equal to twenty (20) times the net earnings of Phoenix for the previous twelve (12) months.

     11. Disclosure of claims and litigation. SCTN represents that it has disclosed, and Phoenix acknowledges, that SCTN has previously entered into a non-exclusive licensing agreement with Retention Management Group Inc. ("RMG") concerning the Technology, and that SCTN has communicated termination of any agreement with RMG to RMG and instituted litigation against RMG concerning rights to the Technology (the "RMG Litigation"). The Parties acknowledge that the outcome of or results from any litigation or settlement related to the RMG Litigation could have an effect on the full rights and obligations of the Parties and to the Technology under this Agreement. SCTN further represents that it has disclosed, and Phoenix acknowledges, that SCTN has submitted an offer in compromise to the IRS for purposes of resolving IRS taxes assessed against SCTN (the "Offer in Compromise"). SCTN further represents, and Phoenix acknowledges, that a lawsuit has been filed against SCTN by Richard Hauge and John Hipsley in the Third Judicial district Court of Utah, Case No. 050905213 (the "Hauge & Hipsley Litigation"). Other than the RMG Litigation, the Hauge & Hipsley Litigation, and the Offer in Compromise, SCTN represents and warrants that SCTN is not engaged in or a party to any other suit, action, proceeding, inquiry, enforcement action, investigation, claim, or demand that would have a material adverse effect on SCTN's obligations and abilities to perform under the terms of this Agreement.

     12. Records and Audit. Phoenix shall maintain accurate records as necessary to verify compliance with this Agreement. SCTN shall have the right, upon reasonable notice to Phoenix, to inspect Phoenix's books and records and to conduct an audit of Phoenix's use of the Technology under this Agreement. Audits conducted by SCTN under this Agreement shall be conducted at SCTN's expense, unless such audit reveals that there is a discrepancy of more than ten (10%) percent between the amount actually paid to SCTN and the actual amount to have been paid under the terms of this Agreement, in which case Phoenix shall bear the cost of such audit. Any amounts found to be owing to SCTN under this Agreement by reason of any audit shall be paid within thirty (30) Business Days after the completion of the audit with interest at the rate of one percent (1%) per month compounded monthly until paid in full.

     13. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of Turks and Caicos without giving effect to principles of conflict of law.

     14. Notices. Any notice required or permitted to be sent under this Agreement shall be delivered by hand, courier service with receipt or, mailed by registered or certified mail, postage prepaid, return receipt requested, to the addresses of the parties set forth below or to such other addresses as may be furnished in writing to the other Party:

SCHIMATIC CASH TRANSACTIONS NETWORK.COM INC.
330 E. Warm Springs Rd.
Las Vegas, NV 89119
Attn:  _____________________

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With a Copy to:
Hutchison & Steffen, LLC
Peccole Professional Park
10080 W. Alta Drive, Suite 200
Las Vegas, Nevada 89145
Attn:  Troy A. Wallin, Esq.


PHOENIX TECHNOLOGY HOLDING INCORPORATED
P.O. Box 107
Oceanic House
Duke Street
Grand Turk
Turks and Caicos, BWI
Attn: Ilias Kaperonis

Notice so sent shall be deemed received on the earlier of personal delivery or on the tenth (10th) day following dispatch.

     14.  Miscellaneous.

     a. No rights or obligations of either Party under this Agreement shall be assigned without the prior written consent of the other Party.

     b. Nothing contained in this Agreement shall be construed as creating a joint venture, partnership, agency or employment relationship between the Parties, and neither Party will have any right to bind the other or incur any obligation on the other's behalf without the other's prior written consent. Further, the Parties expressly represent at the time of entering into this Agreement that they are not affiliates of one another. In the event it is construed that SCTN and Phoenix are affiliates of one another prior to, at the time of, or after entering into this Agreement, each Party acknowledges that this Agreement has been approved by its respective officers and directors prior to entering into this Agreement.

     c. If any part of this Agreement is found invalid or unenforceable, that provision shall be deleted from this Agreement and the rest of this Agreement shall remain in full force and effect unless such provision materially affects the fundamental purpose of this Agreement.

     d. The failure of either Party to exercise any right that is granted herein or to require any performance of any term of this Agreement or the waiver by either Party of any breach of this Agreement, shall not prevent a subsequent exercise or enforcement of the term or be deemed a waiver of any subsequent breach of the same or any other term of this Agreement.

     e. This Agreement represents the entire agreement between the Parties, and supersedes any prior proposals, representations or understandings between the Parties.

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     f.   If suit is brought under this Agreement, reasonable attorneys' fees and expert witness and other professional fees, as fixed by an arbitrator or a court of competent jurisdiction, shall be awarded to the prevailing Party.

     g. To facilitate the execution of this Agreement by the Parties, this Agreement may be executed in counterparts and a signature transmitted by facsimile shall have the same effect as an original signature.

     IN WITNESS WHEREOF, the Parties have entered into this Agreement as of the date first set forth above.


SCHIMATIC CASH TRANSACTION                  PHOENIX TECHNOLOGY HOLDING
NETWORK.COM INC.                            INCORPORATED,
d/b/a SMART CHIP TECHNOLOGIES,              a TCI company
a Florida corporation



 /s/ David Simon                             /s/ Ilias Kaperonis
------------------------------------        ------------------------------------
By:      David Simon                        By:      Ilias Kaperonis
Its:     Director                           Its:     Mandated Signatory


 /s/ Miki Radivojsa
------------------------------------
By:      Miki Radivojsa
Its:     Chairman and CEO


 /s/ Bernard McHale
------------------------------------
By:      Bernard McHale
Its:     Director and Treasurer



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